Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Peter Rahmer	Barry Sudbeck
Trout Group	Fleishman-Hillard
646-378-2973	415-318-4261

Response Genetics Signs Amendment to its Master Service Agreement With GlaxoSmithKline
as Preferred Provider of Genetic Testing Services

LOS ANGELES, January 2, 2009 – Response Genetics, Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests for cancer, announced today it has signed an amended and restated master service agreement with GlaxoSmithKline, Ltd. (NYSE: GSK).  This agreement extends the current agreement between the companies for a two-year period and names Response Genetics as preferred provider of genetic testing services to GlaxoSmithKline and its affiliated companies. In anticipation of 2009 services, GlaxoSmithKline agreed to make an upfront payment to Response Genetics of $1.3 million before the end of 2008.

“We are very pleased to continue supporting GlaxoSmithKline’s clinical trial development program,” said Kathleen Danenberg, Response Genetics’ president and CEO. “Our collaborative relationship underscores the value our service and patented technology brings to pharmaceutical partners like GlaxoSmithKline, in helping them develop new cancer-fighting therapies.”

Response Genetics’ patented diagnostic technology and services are also commercially available to physicians through the company’s ResponseDX: Lung™ and ResponseDX: Colon™ tests.  By providing information on a panel of molecular markers, these PCR-based genetic tests can help physicians with therapeutic treatment decisions in patients with non-small cell lung cancer and colorectal cancer.

About Response Genetics, Inc.

Response Genetics, Inc. (“RGI”) (the “Company”) (Nasdaq: RGDX) is engaged in the research and development of pharmacogenomic cancer diagnostic tests based on its proprietary and patented technologies. RGI’s technologies enable extraction and analysis of genetic information from genes derived from tumor samples stored as formalin-fixed and paraffin-embedded specimens. In addition to diagnostic testing services, RGI generates revenue from the sales of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company was founded in 1999 and its principal headquarters are located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of RGI related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions, such as the ability of the Company to analyze cancer samples, the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, the ability of the parties to fulfill the terms of the Amended and Restated Master Service Agreement, the ability of the Company to expand its ResponseDX: Lung™ and ResponseDX: Colon™ test availability, and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions.

These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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